                                                              EXHIBIT 2.3
           DATED                                   1997



                             Between




                  CHAPMAN COMPUTERS PTY LIMITED


                               And


          CHAPMAN COMPUTERS PTY LIMITED AS TRUSTEE FOR
                 THE CHAPMAN COMPUTERS UNIT TRUST


                               And


               DIVERGENT TECHNOLOGIES PTY LIMITED






                 DEED OF ASSIGNMENT OF COPYRIGHT













                        DERRICK ZABOW & CO
                      Solicitors & Attorneys
                    Level 1, 38-44 York Street
                        SYDNEY  NSW  2000
                         DX:  549  SYDNEY
                          Ref:  DZ\D1149

THIS DEED is made on the          day of  1997


BETWEEN


CHAPMAN COMPUTERS PTY LTD ACN 008 004 331 of 53 Gawler Street, Mount Barker in the State of South Australia in its capacity as trustee of the Chapman Computer Unit Trust of the one part, hereinafter called ("the Owner")

AND

CHAPMAN COMPUTERS PTY LIMITED ACN 008 004 331 of 53 Gawler Street, Mount
Barker in the State of South Australia aforementioned in its capacity as trustee for the Chapman Computers Unit Trust ("the Trust").

AND

DIVERGENT TECHNOLOGIES PTY LIMITED ACN 003 908 325 of Level 1, 35 Spring Street, Bondi Junction in the State of New South Wales of the other part, hereinafter called ("the Purchaser")



WHEREAS:

A. By Agreement dated 27 March 1997 the Owner in its capacity as trustee of the Chapman Computers Unit Trust agreed to assign to the Purchaser all its right, title and interest in and to the Associated Documentation, the Principal Technology and the Intellectual Property Rights.

B. The parties enter into this Deed on the terms and conditions hereinafter contained.



NOW THIS DEED WITNESSETH AS FOLLOWS:


1.   Definitions

"Associated Documentation" means operating and other printed manuals, relevant to the Software as may be created from time to time including users' manuals, programming manuals, modification manuals, flowcharts, drawing and software listings which are designed to assist or supplement the development, understanding or application of the Software ;

"Principal Technology" means computer Software programs and all associated products and know- how which together comprise a package called "CRMS" and includes all Intellectual

Property Rights, but excluding any third party products to which the Owner has no rights to transfer.

"Intellectual Property Rights" as owned by the Owner includes:

(a) any patents, utility models, copyrights, registered or unregistered trade marks trade names, brand names, registered designs and commercial names and designations relating to CRMS;

(b) any invention, discovery, trade secret, know-how, Software and confidential, scientific, technical and product information, relating to CRMS;

"Software" means the software including the source code thereto known as CRMS.

2.   Assignment of copyright

2.1 The Owner hereby assigns to the Purchaser all copyright in and to the Intellectual Property Rights, the Associated Documentation, Principal Technology and Software including all technology used and developed by the Owner in the ordinary course of business.

3.   Confidentiality

3.1 The Owner acknowledges the confidential nature of the Software and Associated Documentation as well as the Principal Technology. The Owner hereby agrees to keep confidential such information that is confidential and shall not disclose such confidential information to a third party without the written permission of the Purchaser.

3.2 The Owner shall not develop on and for its own account a retail point of sale system which performs functions similar in nature and scope to the present functions performed by CRMS.

3.3 The restraint as contemplated in sub-clause 3.2 shall be for a period of three (3) years from the Completion Date which period the parties consider to be reasonable.

4.   Survival of terms

This Deed shall enure to the benefit of and be binding upon the parties and their successors in title and permitted assigns.

5.   General

5.1 If any provision of or the application of any provision of this Deed shall be declared to be void, voidable, or unenforceable in any jurisdiction the validity, legality or enforceability of any other of the remaining provisions of this Deed shall not be affected.

5.2 Each party must do all things necessary to give effect to this Deed and to the transactions contained in this Deed.

5.3 This Deed embodies the entire Deed between the parties with respect to the subject matter of this Deed.

5.4 This Deed may be executed in counterparts by the respective parties, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Deed, provided that this Deed shall be of no force and effect until the counterparts are exchanged.

5.5 This Deed shall be governed and construed in accordance with the laws of the State of New South Wales and the parties hereto shall submit to the jurisdiction of the Courts of that State.

EXECUTED BY THE PARTIES AS A DEED

IN WITNESS whereof the parties have affixed their hands and seals on the day and in the year first hereinbefore written.

THE COMMON SEAL of                          )
CHAPMAN COMPUTERS PTY LTD                   )
was affixed in accordance with              )
its Articles of Association in the          )
presence of:                                )

/s/Colin Chapman                            /s/Bronte Chapman
Director                                    Secretary

Colin Chapman                               Bronte Chapman
Print name                                  Print Name

THE COMMON SEAL of                          )
CHAPMAN COMPUTERS PTY LTD                   )
as trustee for the Chapman Computers        )
Unit Trust was affixed in accordance        )
with its Articles of Association in the     )
presence of:                                )

/s/Colin Chapman                            /s/Bronte Chapman
Director                                    Secretary

Colin Chapman                               Bronte Chapman
Print name                                  Print Name


THE COMMON SEAL of DIVERGENT                )
TECHNOLOGIES PTY LIMITED                    )
was affixed in accordance with its          )
 Articles of Association in the presence of:)

/s/Ivan Hammerschlag                        /s/Shaun Rosen
Director                                    Director

Ivan Hammerschlag                           Shaun Rosen
Print name                                  Print Name